Exhibit 99.1

For more information:
Eric Miller
Intersections Inc.
703.488.6100
intxinvestorrelations@intersections.com

Intersections Inc. Reports Second Quarter 2013 Earnings, Declares Quarterly Cash Dividend and Affirms Current Year Guidance

CHANTILLY, VA – August 8, 2013– Intersections Inc. (NASDAQ: INTX) today announced financial results for the quarter ended June 30, 2013.  Revenue for the quarter ended June 30, 2013 was $80.8 million, as compared to $87.5 million for the quarter ended June 30, 2012.  Consolidated adjusted EBITDA before share related compensation and non-cash impairment charges for the quarter ended June 30, 2013 was $8.8 million, compared to $16.4 million for the quarter ended June 30, 2012.  Net income for the quarter ended June 30, 2013 was $1.6 million, as compared to $6.2 million for the quarter ended June 30, 2012.  Revenue for the six months ended June 30, 2013 was $162.3 million, as compared to $177.2 million for the six months ended June 30, 2012.  Consolidated adjusted EBITDA before share related compensation and non-cash impairment charges for the six months ended June 30, 2013 was $18.7 million compared to $32.7 million for the six months ended June 30, 2012.  Net income for the six months ended June 30, 2013 was $3.8 million, compared to $12.4 million for the six months ended June 30, 2012.  Cash flow provided by operations for the six months ended June 30, 2013 was $12.2 million.  Diluted earnings per share decreased to $0.20 for the six months ended June 30, 2013, from $0.66 for six months ended June 30, 2012.  As of June 30, 2013, we had a cash balance of $20.6 million and $30.0 million of available borrowings under our revolving credit facility.

In addition, our Board of Directors has declared an ordinary cash dividend of $0.20 per share of common stock payable on September 6, 2013 to shareholders of record as of August 26, 2013.   This represents our 13th consecutive ordinary quarterly dividend.  Based on the closing price on August 7, 2013 of $9.90 per share, our quarterly cash dividend represents an effective annual dividend yield of 8.1%.

Michael Stanfield, Chairman and Chief Executive Officer of Intersections commented, “We are pleased with our progress during the first half of the year and believe we are on track to deliver expected results for 2013 and set the stage for improved results in years to come.”

Second Quarter 2013 Financial Highlights:

•	Total subscribers decreased to approximately 3.8 million compared to 4.2 million as of March 31, 2013, approximately 772 thousand of whom remain in a non-billable status.

•	Total consolidated revenue for the second quarter of 2013 was $80.8 million compared to $87.5 million for the second quarter of 2012.

•	Consolidated net income for the quarter ended June 30, 2013 was $1.6 million, or $0.08 per diluted share, compared to $6.2 million, or $0.33 per diluted share, for the quarter ended June 30, 2012.

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Net income for the second quarter of 2013 was negatively impacted by an aggregate of approximately $488 thousand in pre-tax expenses for severance and an expense associated with warrants we exercised in our long-term investment in White Sky.

•	Consolidated cash flow provided by operations for the quarter ended June 30, 2013 was approximately $8.4 million.

Six Months Results:

•	Total consolidated revenue for the six months ended June 30, 2013 was $162.3 million, compared to $177.2 million for the six months ended June 30, 2012.

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Consolidated net income for the six months ended June 30, 2013 was $3.8 million, or $0.20 per diluted share, compared to $12.4 million, or $0.66 per diluted share, for the six months ended June 30, 2012.

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Net income for the first six months of 2013 was negatively impacted by an aggregate of approximately $1.8 million in pre-tax expenses for severance, expenses associated with warrants we exercised in our long-term investment in White Sky, and a non-cash valuation allowance on an existing deferred tax asset.

•	Consolidated cash flow provided by operations for the six months ended June 30, 2013 was approximately $12.2 million.

In the three months ended June 30, 2013, we ceased all business activities in our subsidiary Net Enforcers, which was included in our Online Brand Protection Segment. We determined that Net Enforcers met the requirements for classification as a discontinued operation under U.S. GAAP and we have recast our condensed consolidated statements of operations for the periods presented. Loss from discontinued operations, net of tax, was $18 thousand and $9 thousand for the three and six months ended June 30, 2013, respectively.

For additional commentary on Intersections’ second quarter 2013 results please click on the 2nd Quarter 2013 presentation link under the “Investor & Media” page of our website at www.intersections.com.

This earnings release presents several non-GAAP financial measures, which we believe are important to investors and we utilize in managing our business.  These non-GAAP financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of operating income, operating margin, net income or earnings per share as determined in accordance with GAAP.  Intersections' Consolidated Financial Statements, "Other Data" and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes can be found in the "GAAP and Non-GAAP Measures" link under the "Investor & Media" page on our website at www.intersections.com.

Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.”  Those forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including without limitation the effect of new subscriber additions.  Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission.  The Company undertakes no obligation to revise or update any forward-looking statements.

About Intersections  (www.intersections.com)

Intersections Inc. (Nasdaq: INTX) is a leading provider of consumer identity risk management services.  Intersections provides various levels of service to more than 7.0 million consumers.  Those services are offered through North America's leading financial institutions and directly to consumers under Intersections’ award-winning Identity Guard® brand. Since 1996, Intersections has protected the identities of more than 36 million consumers.